Exhibit 5

INVESTMENT LAW GROUP
OF GILLETT, MOTTERN & WALKER, LLP

1230 Peachtree Street NE
Suite 2445
Atlanta, Georgia 30309
____________________

Telephone: (404) 607-6933                                                                           Facsimile: (678) 840-2126

March 22, 2012

Next Generation Energy Corp.
7351-N Lockport Place
Lorton, VA 22079

Ladies and Gentlemen:

You have requested my opinion as counsel for Next Generation Energy Corp., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 5,000,000 shares of Common Stock under the 2012 Employee, Consultant and Advisor Stock Compensation Plan of the Company.

I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about March 22, 2012 (the "Registration Statement"). I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Nevada, the By-laws, and relevant portions of the minute books of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

INVESTMENT LAW GROUP OF GILLETT, MOTTERN & WALKER, LLP

/s/ Robert J. Mottern

Robert J. Mottern, Esq.